Exhibit 99.1

LM Funding Further Expands Planned Cryptocurrency Mining Business with Purchase of Additional 4,000 Antminers

To date, Company has purchased 5,000 Bitcoin S19J Pro AntMiners from Bitmain for $31.6 million

Company anticipates 504 petahash capacity in 2022

5,000 mining machines are estimated to generate approximately 1,200 Bitcoins per year beginning in the second quarter of 2022

TAMPA, FL / October 6, 2021 / LM Funding America, Inc. (NASDAQ:LMFA) ("LM Funding" or "LMFA") today announced that it has further expanded the scope of its cryptocurrency mining operations with the purchase of an additional 4,000 S19J Pro Antminer Machines (S19J) (100 TH/s) (“Bitmain Miner Machines”) from Bitmain for a total purchase price of $25.3 million. Previously, the Company announced the purchase of 1,000 Bitmain Miner Machines for a total purchase price of $6.3 million.

LMFA today announced that it has placed another order for 4,000 Bitmain Miner Machines for a total purchase price of $25.3 million.  The Bitmain S19J Pro Antminer Machines are a high efficiency, high hash rate machine mining SHA-256 algorithm produced by Bitmain that generates a maximum hash rate of 100 TH/s and has a power consumption of 3,000 KW/h.  LMFA has paid deposits for the purchase of the Bitmain Miner Machines and will require additional financing for the balance of the purchase price when due prior to delivery.

LMFA anticipates that once all 5,000 machines are delivered and on-site, LMFA will have a total of approximately 504 petahash of capacity capable of generating approximately 100 Bitcoin per month based on difficulty rates.1 The Company expects all 5,000 newly purchased miners will be operational by the third quarter of 2022.

LMFA also announced that it has contracted with Miami based Bit5ive to manufacture 18 Pod5ive specialty containers to house LMFA’s mining machines.  "The 1-megawatt POD5ive idea was born as a turnkey mining solution offering greater density with a smaller footprint and lower cost factor," stated Bit5ive CEO and Founder, Robert Collazo. "We have designed an effective crypto mining solution requiring minimal setup and seamless installation," added Collazo. Bit5ive has agreed to host LMFA’s containers in one of Bit5ive’s mining locations in the Southeastern USA.

Bruce M. Rodgers, Chairman and CEO of LM Funding, commented, “In September, we began to purchase Bitcoin mining machines as a cost-effective way to purchase Bitcoin assets at a risk-adjusted exposure to the ecosystem while generating positive operating income.  Our initial plans have expanded with the purchase of an additional 4,000 miners at favorable prices.  We plan to run all of our mining machines with low carbon energy housed in custom built containers purchased from Bit5ive.”  Rodgers finished by stating, “Once installed, we currently anticipate these 5,000 mining machines could generate approximately 1,200 Bitcoins per year beginning in the second quarter of 2022.”

LMFA continues to pursue other opportunities to accelerate the start of its mining operations.

Exhibit 99.1

1 Calculation is based on the operation of 5,040 miners with approximately 504,000 terahash operating at a combined network hashrate of 504 petahash.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois, by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. LMFA has also announced that it is entering the cryptocurrency mining business through a new subsidiary, US Digital Mining and Hosting Co., LLC.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, the ability to finance our planned cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com